EXHIBIT 10.6

SUB-SUBLEASE

Model Reorg, Inc.

This Sub-Sublease (“Lease”) is made as of the 1st day of October, 2007 by and between QUALITY KING DISTRIBUTORS, INC. (“Landlord”), a New York corporation, and MODEL REORG, INC. (“Sub-subtenant”), a New York corporation.

WITNESSETH:

1. DEMISED PREMISES

Landlord hereby leases to Sub-subtenant and Sub-subtenant hereby takes and hires from Landlord, subject to the terms, provisions and covenants herein and in the Restated Sublease (as defined in Section 15.01 hereof), that portion of the premises located at 35 Sawgrass Drive, Bellport, New York 11713 (“Premises”) described in Exhibit A annexed hereto (the “Leased Premises”) for the Term (as defined below).

2. TERM

The term of this Lease (“Term”) shall be for a period of 20 years, commencing on October 1, 2007 (the “Commencement Date”) and, unless earlier terminated pursuant to the terms of the Lease, shall expire at 11:59 p.m. on September 30, 2027 (the “Lease Termination Date”).

3. USE

Sub-subtenant shall use the Leased Premises for warehouse and offices, and for no other purpose.

4. RENT

4.01 Rent: During the Term, Sub-subtenant shall pay equal monthly installments of rent (the “Basic Rent”) to Landlord for the Leased Premises, in advance, on or before the first day of each calendar month, without any offsets or deductions and without prior demand therefore, in accordance with Schedule A annexed hereto.

The Basic Rent for any partial month during the Term shall be pro-rated based upon the actual number of days in such month.

Basic Rent shall be payable to the attention of Landlord at Quality King Distributors, Inc., 35 Sawgrass Drive, Bellport, New York 11713, Attention: Michael Anderson, or at such other place as Landlord may hereafter designate in writing.

4.02 Payment of Rent: If Sub-subtenant fails to make any payment of Basic Rent or any other sums due and payable under this Lease within ten (10) days after the date such payment is due and payable, Sub-subtenant shall pay to Landlord a late charge on the amount of such delinquent payment at the rate of 10% per annum (the “Default Interest Rate”) for such late payment.

Nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such interest at the Default Interest Rate shall constitute additional rent hereunder and shall be due and payable with the next installment of Basic Rent.

5. CONDITION OF PREMISES

5.01 “As Is” Condition: Possession of the Leased Premises shall be delivered to and accepted by Sub-subtenant in “as is” condition. Upon the Lease Termination Date or any earlier termination pursuant to the terms hereof, Sub-subtenant shall deliver the Leased Premises to Landlord free of all of Sub-subtenant’s furniture and personal property. Sub-subtenant shall take good care of the Leased Premises and the fixtures and appurtenances therein, and shall make all repairs thereto. Sub-subtenant shall not look to Landlord for, nor shall Landlord be responsible for, any repairs to the Leased Premises unless caused by the gross negligence of Landlord.

5.02 Improvements: All alterations, installations and improvements made in or to the Leased Premises by either Sub-subtenant or Landlord shall, at the discretion of Landlord, become the property of Landlord and shall remain upon and be surrendered with the Leased Premises upon expiration of the Term.

6. BROKER

Each of the parties hereto represents and warrants to the other that it has not dealt with any broker in connection with this lease transaction.

7. ASSIGNMENT OR FURTHER SUBLETTING

7.01 Assignment or Further Subletting Generally: During the Term, and provided Sub-subtenant is not in default under this Lease, Landlord shall not unreasonably withhold its consent to an Sub-subtenant assignment of this Lease or sublease of the Leased Premises to a assignee or subtenant whose use will not violate Article 3 hereof and provided that Sub-subtenant, first furnishes Landlord with the name, identity and business of the proposed subtenant or assignee and such other information and documentation (including personal and business financial statements, tax returns, etc.) that Landlord requests in order to evaluate the credit-worthiness and character of the proposed assignee or subtenant.

7.02 Right of Assignment to E Com Ventures, Inc.: During the Term, Sub-subtenant shall have the right to assign this Lease to E Com Ventures, Inc. or an affiliate thereof.

8. ALTERATIONS

Sub-subtenant shall make no changes in or to the Leased Premises without obtaining Landlord’s prior written consent. Subject to the prior written consent of Landlord, and to the provisions of this Article 8, Sub-subtenant may make alterations, installations, additions or improvements which do not affect the structure of the Premises or the Leased Premises or their utility services or plumbing and electrical lines, and provided same are in and affect only the interior of the Leased Premises, using contractors or mechanics first approved in writing by Landlord. All fixtures, all electrical items and all paneling, partitions, railings and like installations installed in the Leased Premises at any time, either by Sub-subtenant or by Landlord on Sub-subtenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Leased Premises unless Landlord, by notice to Sub-subtenant no later than thirty (30) days prior to the Lease Termination Date or before sixty (60) days after the expiration of this Lease, elects to have them removed by Sub-subtenant, in which event the same shall be removed from the Leased Premises by Sub-subtenant forthwith. Nothing in this Article 8 shall be construed to prevent Sub-subtenant’s removal of trade fixtures, but upon removal of any such trade fixtures from the Leased Premises or upon removal of other installations as may be required by Landlord, Sub-subtenant shall immediately and at its expense repair and restore the Leased Premises to the condition existing prior to installation, and shall repair any damage to the Leased Premises due to such removal. All property permitted or required to be removed by Sub-subtenant at the end of the Term remaining in the Leased Premises after Sub-subtenant’s removal shall be deemed abandoned and may be removed from the Leased Premises by Landlord at Sub-subtenant’s expense, which right of Landlord shall survive the expiration of this Lease. Sub-subtenant shall, before making any alterations, additions, installations or improvements, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall promptly deliver duplicates of all such permits, approvals and certificates to Landlord; and Sub-subtenant agrees to carry such workers’ compensation, general liability, personal and property damage insurance as Landlord may reasonably require. Sub-subtenant agrees to obtain and deliver to Landlord written and unconditional waivers of lien upon the real property of which the Leased Premises form a part, for all work, labor and services to be performed and materials to be furnished in connection with such work, signed by all contractors, subcontractors, materialmen and laborers who become involved in such work. The work shall be done in a good and workmanlike manner and in compliance with all applicable law, ordinances, codes, governmental rules, regulations and requirements, and in accordance with the standards, if any, of the Board of Fire Underwriters the jurisdiction of which includes the Leased Premises.

9. REPAIRS

Landlord shall make the necessary structural repairs to the roof and walls of the Building of which the Leased Premises form a part unless such repairs are necessitated by the acts of Sub-subtenant or Sub-subtenant’s agents, servants, employees or invitees. Except as provided in the immediately preceding sentence and for what may otherwise be specifically provided for in this Lease, Sub-subtenant shall be responsible for all maintenance and repairs of and to the Leased Premises, including but not limited to the following responsibilities: Sub-subtenant shall take good care of the Leased Premises and the fixtures, appurtenances and systems in or affecting the Leased Premises (including but not limited to plumbing, doors, painting, windows, electrical, heating and sprinkler and air-conditioning, if any), and shall make all repairs thereto or replace as and when needed to preserve them in good working order and condition, and shall maintain the Leased Premises in a clean, neat and orderly condition. Sub-subtenant shall not permit or suffer the

Leased Premises to fall to such low temperature as would cause freezing of the water lines or sprinkler servicing the Leased Premises; and, in default hereof, Sub-subtenant shall promptly effect and pay for all repairs the need for which shall arise from such freezing, and shall hold Landlord harmless form any loss, damage or liability caused by or arising out of such freezing. Notwithstanding anything above to the contrary, all damage or injury to the Leased Premises or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Sub-subtenant, its servants, employees, invitees or licensees, shall be repaired promptly by Sub-subtenant at its sole cost and expense, to the reasonable satisfaction of Landlord and in accordance with Section 8 hereinabove. Sub-subtenant shall also repair all damage to the Leased Premises caused by the moving of Sub-subtenant’s fixtures, furniture or equipment. All of the aforesaid repairs shall be of quality or class at least equal to the original work or construction. If Sub-subtenant fails after ten (10) days’ notice to proceed with due diligence to make repairs required to be made by Sub-subtenant, the same may be made by Landlord, at Landlord’s option (in which event Landlord shall not be liable for any injury to persons, damage to property or loss of business arising out of the making of such repairs) at the expense of Sub-subtenant, and the expenses thereof incurred by Landlord (together with interest at the Default Lease Interest Rate) shall be collectible as additional rent within ten (10) days of demand therefore. There shall be no allowance to Sub-subtenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making or failing to make by Landlord, Sub-subtenant or others, of any repairs, alterations, additions or improvements in or to the Leased Premises or the fixtures, appurtenances or equipment thereof.

10. DEFAULTS AND REMEDIES

Section 10.01 Sub-subtenant’s Defaults: If Sub-subtenant defaults in the timely payment of Basic Rent or any additional rent or sum herein reserved, as required in this Lease, or if Sub-subtenant defaults in compliance with any of the other covenants or conditions of this Lease and fails to cure such default, other than the payment of Basic Rent or any additional rent or sum herein reserved, within ten (10) days after the receipt of notice specifying the default, Landlord may (a) cancel and terminate this Lease upon written notice to Sub-subtenant (whereupon the Term shall terminate and expire, and Sub-subtenant shall then quit and surrender the Leased Premises to Landlord, but Sub-subtenant shall remain liable as hereinafter provided); and/or (b) at any time thereafter reenter and resume possession of the Leased Premises as if this Lease had not been made, Sub-subtenant hereby waiving the service of any notice of intention to reenter or to institute legal proceedings to that end.

Section 10.02 Reentry by Landlord: If this Lease shall be terminated or if Landlord shall be entitled to reenter the Leased Premises and dispossess or remove Sub-subtenant under the provisions of Section 10.01, Landlord or Landlord’s agents or servants may immediately or at any time thereafter reenter the Leased Premises and remove Sub-subtenant, its agents, employees, servants, licensees and any subtenants and other persons, firms or corporations, and all or any of its or their property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by peaceable reentry or otherwise, without being liable to indictment, prosecution or damages therefore, and may repossess and enjoy the Leased Premises, including all additions, alterations and improvements thereto.

Section 10.03 Effect of Termination: In case of a termination of this Lease pursuant to this Article 10, the Basic Rent, additional rent and all other charges required to be paid by Sub-subtenant hereunder shall thereupon become immediately due and shall be paid by Sub-subtenant up to the time of such termination, and Sub-subtenant shall also pay to Landlord all expenses which Landlord may then or thereafter incur as a result of or arising out of such Termination, including but not limited to court costs, attorneys’ fees, brokerage commissions and costs of terminating the tenancy of Sub-subtenant, reentering, dispossessing or otherwise removing Sub-subtenant, and restoring the Leased Premises to good order and condition, and from time to time altering and otherwise preparing the same for reletting. Upon such Termination, Landlord may, at any time and from time to time, relet the Leased Premises, in whole or in part, either in its own name or as Sub-subtenant’s agent, for a term or terms which, at Landlord’s option, may be for the remainder of the then current Term, or for any longer or shorter period.

Section 10.04 Damages: In addition to the payments required by Section 10.03 hereinabove, Sub-subtenant shall be obligated to, and shall, pay to Landlord upon demand and at Landlord’s option:

(a) Liquidated damages in an amount which, at the time of a termination of this Lease under this Article 10 is equal to the excess, if any, of the then present amount of the installments of Basic Rent reserved hereunder, for the period which would otherwise have constituted the unexpired portion of the then current Term, over the then present rental value of the Leased Premises for such unexpired portion of the then current Term; or

(b) Damages (payable in monthly installments), in advance, on the first day of each calendar month following such termination, and continuing until the date originally fixed herein for the expiration of the then current Term in amounts equal to the excess, if any, of the sums of the aggregate expenses paid by Landlord during the month immediately preceding such calendar month for all such items as, by the terms of this Lease, are required to be paid by Sub-subtenant, plus an amount equal to the installment of Basic Rent which would have been payable by Sub-subtenant hereunder in respect to such calendar month, had this Lease not been terminated, over the sum of rents, if any, collected by or accruing to Landlord in respect to such calendar month pursuant to a reletting or to any holding over by any subtenants of Sub-subtenant.

Section 10.05 No Obligation to Relet: Landlord shall in no event be obligated to, or liable for failure to, relet the Leased Premises, or in the event that the Leased Premises are relet, for failure to collect rent due under such reletting; and in no event shall Tenant be entitled to receive any excess of the rents received from such reletting over the sums payable by Sub-subtenant to Landlord hereunder, but such excess shall be credited to the unpaid rentals due hereunder, and to the expenses of reletting and preparing for reletting as provided herein.

Section 10.06 Successive Suits: Suit or suits for the recovery of damages hereunder, or for any installments of rent, may be brought by Landlord from time to time at its election, and nothing herein contained shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated under the provisions of this Lease, or under any provision of law, or had Landlord not reentered into or upon the Leased Premises.

Section 10.07 Acceleration: Anything to the contrary hereinbefore notwithstanding, Landlord shall have the option to accelerate all future rentals due and hold Sub-subtenant responsible, in advance, for the aggregate “damages” (ad described in this Article 10) to be suffered by Landlord during the remainder of the then current Term or renewal term, if any, as well as damages covering any renewal term, the option for which shall have been exercised by Sub-subtenant.

Section 10.08 Waiver of Redemption: Sub-subtenant hereby waives all rights of redemption to which Sub-subtenant or any person claiming under Sub-subtenant might be entitled, after an abandonment of the Premises, or after a surrender and acceptance of the Leased Premises and the Sub-subtenant’s leasehold estate, or after a dispossession of Sub-subtenant from the Leased Premises, or after a termination of this Lease, or after a judgment against Sub-subtenant in an action in ejectment, or after the issuance of a final order or warrant of dispossess in a summary proceeding, or in any other proceeding or action authorized by any rule of law or statute now or hereafter in force or effect.

11. INSURANCE/CASUALTY/CONDEMNATION

Section 11.01 Sub-subtenant’s Insurance: Throughout the Term, Sub-subtenant shall, at its sole cost and expense:

(a) Obtain and maintain in force Worker’s Compensation Insurance as required by law;

(b) Obtain and maintain Public Liability Insurance (issued by an insurance company licensed to do business in New York and reasonably acceptable to Landlord and any mortgagee(s) of the Leased Premises) covering the Leased Premises in an amount per occurrence of Ten Million ($10,000,000) Dollars combined single limit for bodily injury and property damage, and Ten Million ($10,000,000) Dollars for Personal Liability, which insurance shall name Landlord and the holder(s) of any mortgage(s) affecting the Leased Premises as additional assureds thereunder; and

(c) Obtain and maintain Fire and Extended Coverage on Sub-subtenant’s personal property on the Leased Premises and on any leasehold improvements which may be placed on or affixed to the Leased Premises by Sub-subtenant.

Section 11.02 Policies: Sub-subtenant shall, at all times during the Tenn, maintain in full force and effect and on deposit at Landlord’s office a certificate of insurance or a duplicate original of the insurance policy for the coverages set forth herein, together with evidence of payment of premium. Any such policy shall provide that it shall not be cancelable without at least ten (10) days’ prior written notice to Landlord. If Sub-subtenant shall default in maintaining such insurance, Landlord may, at its option and without waiving any of Landlord’s rights hereunder or releasing Sub-subtenant from any obligation hereunder, procure such insurance, and Sub-subtenant shall, on demand, reimburse Landlord, as additional rent, for the cost thereof with interest at the Default Interest Rate.

Section 11.03 Building Insurance: Sub-subtenant shall not keep anything in the Leased Premises except as permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority then having jurisdiction, and then only in such manner and such quantity so as not to increase the premium for the Landlord’s insurance, nor shall Sub-subtenant use the Leased Premises in a manner which will increase the rate for such insurance on the building or any other property located therein over that in effect at the commencement of Sub-subtenant’s occupancy. Sub-subtenant shall pay, as additional rent, all costs, expenses, fines, penalties or damages which may be imposed upon Landlord by reason of Sub-subtenant’s failure to comply with the provisions of this Section 11.03.

Section 11.04 Right of Termination: If Landlord shall be unable to procure fire and extended coverage insurance because of Sub-subtenant’s use of the Leased Premises, Landlord shall have the right to terminate this Lease upon written notice to Sub-subtenant specifying the reason for such termination, and the Basic Rent shall be adjusted between the parties hereto as of the date of termination specified in such notice.

Section 11.05 Waiver of Subrogation: Landlord hereby releases Sub-subtenant from liability for damage or destruction to the land and Building of which the Leased Premises form a part, and Sub-subtenant hereby releases Landlord for liability for damage or destruction to any of its personal property or leasehold improvements, provided, however, that such release shall be in force and effect only in respect of damage or destruction covered by standard policies of fire insurance with extended coverage (as maintained by Sub-subtenant or Landlord pursuant to this Lease), and such waiver shall be in effect solely to the extent of proceeds under any such policy.

12. ELECTRICITY AND OTHER SERVICES AND UTILITIES

During the Term, Sub-subtenant shall put and keep in its name, and agrees to timely and completely pay all charges, fees and expenses as charged by the providers thereof for, electric current, telephone, gas, cable, water and sewer and all other services and utilities servicing the Leased Premises.

13. DAMAGE TO LEASED PREMISES

Section 13.01 Notice: If the Leased Premises or any part thereof shall be damaged by fire or other casualty, Sub-subtenant shall give immediate notice thereof to Landlord, and this Lease shall continue in full force and effect except as hereinafter set forth.

Section 13.02 Partial Damage: Subject to Section 13.03 below, if the Leased Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by Landlord with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord’s control.

Section 13.03 Substantial Damage: If the Leased Premises are substantially damaged or rendered unusable or (whether or not the Leased Premises are damaged in whole or in part) shall be so damaged as, in Landlord’s reasonable judgment, practically to require demolition or rebuilding thereof, then, in any of such events, Landlord may elect to terminate this Lease by written notice to Sub-subtenant given within one hundred eighty (180) days after such fire or casualty, specifying a date for the expiration of this Lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the Term shall expire as fully and completely as if such date were the date set forth above for the expiration of this Lease, and Sub-subtenant shall forthwith quit, surrender and vacate the Premises, without prejudice, however, to Landlord’s rights and remedies against Sub-subtenant under provisions of this Lease in effect prior to such termination, and any Basic Rent, additional rent and other sums under this Lease owing shall be paid up to such date. Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations with all reasonable expedition subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord’s control, and this Lease shall continue in full force and effect. It is understood that there shall be no abatement of rent for any period of time during which the Leased Premises shall be in a damaged condition, whether or not the Leased Premises shall be partially or wholly unusable.

Section 13.04 Sub-subtenant’s Property: Sub-subtenant acknowledges that Landlord will not carry insurance on Sub-subtenant’s furniture and/or furnishings or any fixtures or equipment, improvements or appurtenances removable by Sub-subtenant and agrees that Landlord will not be obligated to repair any damage thereto or replace same.

Section 13.05 Mortgages: It is understood and agreed that the provisions of this Article 13 are subject to the rights of mortgagees, if any, of the land and building of which the Leased Premises form a part, and to the rights of mortgagees, if any, of Landlord’s interest in the Lease.

14. EMINENT DOMAIN

Section 14.01 Total Taking: In the event that any public authority or agency holding the power of eminent domain under applicable law shall at any time during the Term condemn, or acquire title in lieu of condemnation to, all or substantially all of the Leased Premises, this Lease shall terminate and expire as of the date upon which title shall vest in such authority, and Sub-subtenant shall pay rent only to the time of such vesting of title.

Section 14.02 Partial Taking: If there shall be only a partial taking or condemnation as aforesaid totaling one-quarter (1/4) or less of the Leased Premises and which shall not substantially prevent Sub-subtenant’s use of the Leased Premises for purposes of its business, this Lease shall thereafter continue as to the untaken part and Sub-subtenant shall be entitled to a reduction in the Basic Rent in such proportion as Landlord shall reasonably deem fair and equitable.

Section 14.03 Restoration by Landlord: If there shall be a partial taking and this Lease shall continue as to the remaining part of the Leased Premises, Landlord, at is own expense and as promptly as practicable, shall restore such remaining part as nearly as may be practicable to its former condition, but only upon receipt of, and to the extent of, the condemnation aware made on account of such partial taking.

Section 14.04 Award to Landlord: Landlord reserves the exclusive right to negotiate with the condemning authority with respect to any proposed condemnation award, and all damages and compensation paid for the taking under the power of eminent domain, whether for the whole or a part of the Leased Premises and whether by agreement or award, shall belong to and be the property of Landlord. Sub-subtenant hereby releases and disclaims any interest or right whatsoever in the award or compensation offered or paid by the condemning authority to the Landlord. There is expressly excluded from any right of compensation to the Sub-subtenant, and Sub-subtenant expressly waives, any claim against the condemning authority for diminution in the value of the leasehold.

Section 14.05 Notice to Sub-subtenant: Landlord shall give prompt notice to Sub-subtenant of any eminent domain proceedings with respect to the Leased Premises.

15. SUBORDINATION

Section 15.01 Subordination to Mortgages: This Lease is hereby made and shall be subject and subordinate to that certain Amended and Restated Sublease dated the date hereof between 35 Sawgrass, LLC, as Landlord, and Quality King Distributors, Inc., as Sub-subtenant (the “Restated Sublease”) and the Prime Lease (as defined in the Restated Sublease) and to all mortgages which may now or hereafter affect the Leased Premises, the Premises and/or the land and building of which the Leased Premises form a part, and to all renewals, modifications, consolidations, replacements or extensions thereof. Sub-subtenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorn to the holder of such mortgage or a purchaser upon any such foreclosure, as Landlord under this Lease.

Section 15.02 Sub-subtenant’s Certificate: Notwithstanding the automatic applicability as to all current and future mortgages of the subordination of this Lease, Sub-subtenant shall, upon request of Landlord or the holder of a current or future mortgage, execute any instrument which may be deemed necessary or desirable by Landlord to confirm such subordination or as otherwise required for mortgage financing or transfer of this Lease, including, but not limited to, certified financial statements and estoppel certificates executed and acknowledged to any mortgagee or transferee, or any proposed mortgage lender or transferee, including but not limited to certifications that this Lease is in full force and effect or, if not, in what respect it is not; that this Lease has not been modified, or the extent to which it has been modified; and that there are no existing defaults hereunder to the best of Sub-subtenant’s knowledge, or specifying the default, if any. If Sub-subtenant fails to respond after due notice within seven (7) days, it shall automatically constitute affirmation of the items contained in the estoppel statement.

16. NON-LIABILITY OF LANDLORD

Landlord shall not be responsible or liable to Sub-subtenant for any loss, damage or injury to person or property that may be occasioned by the acts or omissions of Landlord or of persons occupying any property or space adjacent to or adjoining the Leased

Premises, or any part thereof, including, not in limitation of the foregoing, loss, damage or injury resulting to Sub-subtenant or to any other person or to any property of Sub-subtenant or of any other person, from water, gas, steam, fire or the bursting, stoppage or leakage of sewer or other pipes.

17. COMPLIANCE WITH LAWS, ETC.

Section 17.01 Sub-subtenant’s Acts: Sub-subtenant shall not do or permit anything to be done in the Leased Premises which shall constitute a public nuisance or which will conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof. Landlord represents that to the best of its knowledge and information, there are no present violations against the Real Property or the Building thereon.

Section 17.02 Operation of Leased Premises: Sub-subtenant shall, at its own expense, obtain all necessary environmental and operating permits and comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of any state, municipal or other public authority affecting the Leased Premises and with all requirements of the Fire Insurance Exchange or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Leased Premises including, but not limited to laws, ordinances, orders, rules and regulations which apply to the interior or exterior of the Leased Premises, the structural or nonstructural parts thereof, and to make all improvements and repairs required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen.

Section 17.03 Environmental Laws: Sub-subtenant acknowledges the existence of all local, state and federal laws, rules and regulations dealing with or pertaining to environmental regulation, contamination or clean-up (collectively, “Environmental Laws”) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq. and 40 CFR §302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), The Federal Water Pollution Control Act (33 U.S.C. §1251 et seq. and 40 CFR §116.1 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and the regulations promulgated pursuant to said laws, all as amended, relating to or affecting the Leased Premises, and Sub-subtenant shall comply with all Environmental Laws, whether or not arising due to a condition or circumstances not caused by or within the control of Sub-subtenant. During the Term, Sub-subtenant shall not permit, and shall be liable for the presence, release or threat of release of any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, or raw materials which include hazardous constituents) or any other substances or materials which are regulated by the Environmental Laws (collectively, “Hazardous Substances”), on, in, under or affecting all or any portion of the Leased Premises or any surrounding areas.

Sub-subtenant agrees not to generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Leased Premises, any Hazardous Substances. It is understood and agreed that the provisions contained in this Article shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by Sub-subtenant but shall thereafter be deemed to be a Hazardous Substance. Notwithstanding the foregoing, Landlord agrees that the storage and distribution of fragrances, perfumes, hair and beauty care products and cosmetics such as shampoos, conditioners, hairsprays, hair mousses, hair shines, hair color preparations and nail polishes and related items contained in the manufacturers’ consumer packaging shall be deemed permitted on the Leased Premises, in compliance with law.

If Sub-subtenant fails to comply with the Environmental Laws or any other governmental law as of the termination or sooner expiration of this Lease and as a consequence thereof Landlord is unable to rent the Leased Premises, then Landlord shall treat Sub-subtenant as one who has not removed at the end of its Term, and thereupon be entitled to all remedies against Sub-subtenant provided by law in that situation, payable in advance on the first day of each month, until such time as Sub-subtenant provides Landlord with a negative declaration or confirmation that any required clean-up plan has been successfully completed.

Sub-subtenant agrees to defend, indemnify and hold harmless Landlord, its agents and employees, and each and every mortgagee of the Premises or the Leased Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Landlord or any such mortgagee or threatened against Landlord or such mortgagee, relating to or arising out of any breach by Sub-subtenant of the undertakings set forth in this Article 17, said indemnity to survive the Lease expiration or sooner termination.

Section 17.04 Environmental Consultant: Landlord, at its option, may hire an environmental consultant to inspect the Leased Premises and Sub-subtenant’s operations, at Sub-subtenant’s sole cost and expense, from time to time. Sub-subtenant agrees to pay promptly upon demand, as Additional Rent, the cost of such environmental consultant. Additionally, Sub-subtenant shall promptly comply with all reasonable requirements and recommendations suggested by such environmental consultant(s), at Sub-subtenant’s sole cost and expense.

Section 17.05 No Liability: Landlord shall have no liability whatsoever, to Sub-subtenant or any third party, for any violation of the Environmental Laws or the environmental event occurring during the Term and Sub-subtenant will be responsible for curing or complying therewith, as the case may be, at Sub-subtenant’s sole cost and expense.

Section 17.06 Americans with Disabilities Act: Sub-subtenant shall at all times strictly comply with, to the extent applicable to the Leased Premises, with the requirements of the Americans with Disabilities Act of 1990 and all federal, state and local laws, ordinances and regulations relating to access to and use of premises by disabled persons.

18. INDEMNIFICATION OF LANDLORD

Landlord shall not be liable or responsible for, and Sub-subtenant agrees to indemnify, defend and save Landlord harmless from and against all liability and all losses, claims, damages, suits, actions, demands, costs and expenses, including reasonable attorneys’ fees and costs, arising out of an/or relating to the operation, maintenance, management and control of the Leased Premises and/or in connection with (a) any injury or damage whatsoever caused to or by any person, including Sub-subtenant, its employees, servants, guests, customers, invitees, contractors or agents, or to property, including Sub-subtenant’s property, arising out of any occurrence on or in the Leased Premises; (b) any breach of this Lease by Sub-subtenant; (c) any act or omission of Sub-subtenant or of any person on the Leased Premises, occurring in, on or about the Premises; or (d) any contest or proceeding brought by Sub-subtenant as may be provided for herein. The provisions hereof are not intended to abrogate the provisions of Section 11.05 hereinabove (“Waiver of Subrogation”). The provisions of this section shall survive the expiration or earlier termination of this Lease.

19. QUIET ENJOYMENT: If and so long as Sub-subtenant shall observe and perform all the terms, covenants and obligations required by it to be observed and performed hereunder, Landlord warrants peaceful and quiet occupation and enjoyment of the Leased Premises by Sub-subtenant.

20. MISCELLANEOUS

Section 20.01 Merger: All prior understandings and agreements between the parties, with respect to the matters set forth herein, are merged within this Lease which alone fully sets forth the understandings of the parties with respect to the matters set forth herein.

Section 20.02 Changes in Writing: This Lease may not be changed or telininated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

Section 20.03 Notice: Any notice, demand or other communication required or permitted to be given or made by either party under this Lease shall be in writing and shall be deemed properly given three (3) days after sent by registered or certified mail, return receipt requested, or one day after sent by overnight mail, addressed to the parties at the addresses set forth below. Either party may, by notice aforesaid, designate a different address for communications intended for it.

To Landlord:	Quality King Distributors, Inc.
35 Sawgrass Drive
Bellport, New York 11713
Attention: Michael Anderson

with a copy to:	Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
Attention: Patricia Kantor, Esq.

To Sub-subtenant:	Model Reorg, Inc.
35 Sawgrass Drive
Bellport, New York 11713 Attention: Michael Katz

with a copy to:	Edwards Angell Palmer & Dodge LLP 750 Lexington Avenue New York, New York 10022 Attention: Patricia Kantor, Esq.

Section 20.04 Binding Effect: This Lease will be binding on, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 20.05 Recordation: Landlord and Sub-subtenant hereby agree to enter into a Memorandum of Lease in recordable form, setting forth the terms and provisions of this Lease, except the rental provisions.

Section 20.06 Effectiveness: This Lease shall not be effective until executed and delivered by Landlord and Sub-subtenant.

21. SIGNS

Section 21.01 Erection of Signs: Sub-subtenant shall have the right, with the prior written consent of Landlord, to erect, at the main entrance to the Leased Premises, signs for advertising purposes in connection with its business at the Leased Premises. All signs shall comply with applicable governmental rules and regulations, and Sub-subtenant shall remove such signs at the expiration of the Term or sooner termination of this Lease, as the case may be, and restore the sign area to its original condition. Landlord shall include Sub-subtenant’s name in any building directory.

Section 21.02 Repair of Damages: Sub-subtenant shall be responsible for any damage caused to the Leased Premises or the Building by the erection or maintenance on the Premises of said signs, and any damage so caused shall be repaired forthwith at Sub-subtenant’s sole cost and expense. In the event any sign erected by Sub-subtenant is removed during the Term or at the expiration or earlier termination thereof, Sub-subtenant shall, at its sole cost and expense, repair any damage whatsoever caused by the removal.

22. SECURITY DEPOSIT

Section 22.01 Security Deposit: Sub-subtenant has this day deposited with Landlord the sum of                                          AND /00 ($         ) DOLLARS as security for the payment of the rent due hereunder and the full and faithful performance by Sub-subtenant of the covenants and conditions on the part of Sub-subtenant to be performed. Said sum shall be returned to Sub-subtenant, without interest, after the expiration of the Term, provided that Sub-subtenant has fully and faithfully performed all such covenants and conditions and is not in arrears in rent. Landlord may, if it so elects, have recourse to such security to make good any default by Sub-subtenant, in which event Sub-subtenant shall, on demand, promptly restore said security to its original amount. If Landlord shall assign or transfer said security for the benefit of Sub-subtenant to any subsequent owner or holder of Landlord’s interest in this Lease, such assignee or transferee shall become liable for the repayment thereof as herein provided, and the assignor or transferor shall be deemed to be released by Sub-subtenant from all liability to return such security. This provision shall be applicable to every assignment or transfer of Landlord’s interest in this Lease, and shall in no way be deemed to permit Landlord to retain the security after termination of Landlord’s ownership of such interest. Sub-subtenant shall not mortgage, encumber or assign said security without the prior written consent of Landlord. The security shall at all times equal to one and one-half month’s Basic Rent, and as Basic Rent increases from time to time, Sub-subtenant shall immediately deposit with Landlord such amounts as shall be necessary for the deposit to equal one and one-half (1-1/2) months’ Basic Rent.

23. FINANCIAL STATEMENTS:

Within fifty (50) days after the end of each fiscal quarter, except the fourth fiscal quarter, Sub-subtenant shall deliver to Landlord, or upon Landlord’s request, to CW Capital LLC (“Lender”) or its successors or assigns, unaudited financial statements of its financial affairs and condition, including a balance sheet and a statement of profit and loss in such detail as Lender may reasonably request, and setting forth the financial condition and the income and expenses for Sub-subtenant for the immediately preceding fiscal quarter, except the fourth fiscal quarter, which financial statements will be prepared by Landlord or Sub-subtenant. All information required to be provided herein shall be accompanied by a certificate executed by the chief financial officer, the managing member or the general partner of Sub-subtenant, as applicable, stating that each such statement or item of information presents fairly the financial condition of the Sub-subtenant being reported upon. In addition, Sub-subtenant shall deliver audited annual financial statements, certified by a public accountant, to the Lender within one hundred twenty (120) days following the end of each fiscal year. A “Big Three” accounting firm or other independent certified public accountant reasonably acceptable to Lender shall audit such audited annual financial statement. Lender hereby approves BDO Seidman, LLP as an acceptable accounting firm. Each such annual financial statement shall be prepared in accordance with generally accepted accounting principles consistently applied. At any time and from time to time Sub-subtenant shall deliver to Lender or its agents such other financial data as Lender or its agents shall reasonably request with respect to the ownership, maintenance, use and operation of the Leased Premises. Consolidated financial statements that include Sub-subtenant shall satisfy the requirements of this Section.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:
QUALITY KING DISTRIBUTORS, INC.

By:	/s/ Michael J. Anderson
Name:	Michael J. Anderson
Title:	Chief Financial Officer and Vice President

SUB-SUBTENANT:
MODEL REORG, INC.

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Executive Vice President

SCHEDULE A

Basic Rent: $8.10 per rentable square foot ($2,298,780.00 annual); with annual increases of 3.0%.

Square footage: Approximately 283,800 square feet.

FIRST AMENDMENT TO SUB-SUBLEASE

This First Amendment to Sub-Sublease (“Amendment”) is made of the 1st day of October, 2007 by and between QUALITY KING DISTRIBUTORS, INC. (“Landlord”), a New York corporation, and MODEL REORG, INC. (“Sub-subtenant”), a New York corporation.

Landlord and Sub-subtenant agree as follows:

1. Paragraph 4.01 is amended to add the following new paragraph:

This is a triple net lease and Landlord shall have no financial obligations with respect to the Premises or Leased Premises except as expressly set forth herein. Sub-subtenant shall be responsible for payment of its Proportionate Share (as defined below) of all costs and expenses attributable to the Premises (in addition to the full amount of all costs and expenses attributable to the Leased Premises), including, without limitation, real estate taxes, all operating expenses, insurance, maintenance, extermination, water and sewer charges, utilities, janitorial services, accounting and bookkeeping, landscaping, snow removal, charges attributable to common areas of the Premises and all other sums arising out of, directly or indirectly, the operation, repair and maintenance of the Premises. To the extent that any cost or expense is attributable to work or services solely benefiting or requested by fewer than all the sub-subtenants occupying the Premises, such cost or expense shall be paid only by the sub-subtenant or sub-subtenants benefiting or requesting same.

Sub-subtenant’s Proportionate Share equals the Warehouse Proportionate Share which is 47.58% plus the Office Proportionate Share which is 66.73%.

2. The Sub-sublease is hereby amended to add the following new paragraph 24:

24. ACCESS TO LEASED PREMISES

Landlord and its agents or representatives shall have a right of access to the Leased Premises at all times and for any purpose, including, without limitation, to inspect, repair or show same to any person. Sub-subtenant shall cooperate with the provisions of this section and acknowledges and agrees that its failure to provide such access shall be a material default under this lease.

IN WITNESS HEREOF, the parties have executed this Amendment as of the day and year first above written.

LANDLORD:
QUALITY KING DISTRIBUTORS, INC.

By:	/s/ Michael Anderson
Name:	Michael Anderson
Title:	Chief Financial Officer and Vice President

SUB-SUBTENANT: MODEL REORG, INC.

By:	/s/ Michael Katz
Name:	Michael Katz
Title:	Executive Vice President